Andrew Borst By email 24 June 2020 Dear Andy, End of International Assignment – US to UK I am writing to confirm the below details following the end of your international assignment to the UK as discussed and agreed. Assignment End Date Your international assignment to the UK ended on 19 June 2020 as mutually agreed in light of recent restructuring. Relocation and Assignment Allowances and Services All assignment-related allowances and differentials detailed in the letter dated 14 March 2019 will cease effective from the assignment end date with the exception of the following: − Payment of council tax and all accommodations expenses will be paid and/or reimbursed by Argo through 18 August 2020, the expected date of lease termination for Flat 17 55-67 Wellington Court, London NW8 9TA. Any expenses associated with these Relocation and Assignment Allowances and Services should be submitted for reimbursement in the usual way by 30 September 2020. − Tax equalisation and support from BDO on your tax returns will remain in place until your international assignment to the UK no longer has an impact on your tax position. For clarity, only Argo employment-related income and benefits are covered by this tax equalisation section. All other taxes for personal income in the US or UK remain your personal responsibility. Should you or Argo terminate employment during the period where tax equalisation continues to apply, Argo will provide the equalisation and tax consultation and filing support by an ex-patriate tax adviser (currently BDO) for the tax year in effect at the termination date and up to one additional tax year in the both the US and UK. UK Visa We will confirm your assignment end date with our immigration partner, who will terminate your UK visa following your departure from the UK Profit Sharing As your international assignment ended before the anticipated 2-year period, your profit sharing award for the 2020 performance year will be based 50% on the Argo Group result and 50% of the International result. From 2021 your profit sharing award will be based on the Argo Group result in line with your new role. Thank you again for your contribution to the International group during your time in the UK and we look forward to continuing to work closely with you in your new role. Exhibit 10.22

Yours sincerely, /s/ Vicky Lefevre _________________________ Vicky Lefevre Group Head of Talent